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Exhibit 10.7
                        RIGHT OF FIRST REFUSAL AGREEMENT

         This Right of First Refusal Agreement is dated December 30, 1999 by and among Meditrust Mortgage Investments, Inc., a Delaware corporation having a principal place of business at 197 First Avenue, Needham, Massachusetts, 02494 ("MMI"), Meditrust Corporation, a Delaware corporation having a principal place of business at 197 First Avenue, Needham, Massachusetts, 02494 ("MC"; MMI and MC hereinafter collectively referred to as Meditrust), and IPC Advisors S.A.R.L., a Luxembourg corporation having for the purposes of this Agreement, an address at 38-40 Rue Sainte Zithe, Luxembourg L-2763 ("IPC").

                               W I T N E S S E T H

         WHEREAS, MMI owns three hundred thirty-one thousand three hundred twelve (331,312) shares of common stock, $0.001 par value (the "Common Stock") of Balanced Care Corporation, a Delaware corporation (the "Company"), and MC owns seven hundred fifty thousand (750,000) shares of Common Stock of the Company (said 331,312 and 750,000 shares of Common Stock being hereinafter referred to as the "Shares"); and

         WHEREAS, the parties desire to impose restrictions on the transfer of the Shares.

         NOW, THEREFORE, the parties, each in consideration that the other joins herein, act and agree as follows:

         1. Right of First Refusal. (a) In the event Meditrust desires to sell, give or otherwise dispose of or transfer any of the Shares (such Shares so desired to be sold, given or otherwise disposed of or transferred being hereinafter in this Section 1 called the "Stock"), Meditrust shall, except only as provided in subsection (b) below, be under an obligation, before selling, giving or otherwise disposing of or transferring the Stock, to offer in writing the Stock to IPC for purchase or acquisition by IPC and in such offer, and as an essential part thereof, to state the name and address of the proposed transferee (or that the proposed transferee will be a transferee in the open market), and the price or consideration, if any, to be paid by such transferee (or the expected price to be received by Meditrust if the Shares will be sold on the open market) and the terms, if any, of payment of such price. IPC may, at any time within ten (10) days after receipt of such an offer from Meditrust, elect to accept such offer, but only with respect to all of the Stock, by so
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notifying Meditrust in writing and delivering to it a written acceptance of such offer. The price, if any, at which IPC shall buy and Meditrust shall sell the Stock, if such offer shall have been duly accepted as aforesaid, shall be the price per Share, if any, as stated in the offer, to be paid for the Stock by the proposed transferee, and shall be payable upon such terms, as stated in the offer, to be paid by the proposed transferee on the tenth (10th) day after acceptance of the offer (the "Payment Date") at the principal place of business of Meditrust. If, within such ten (10) day period, IPC shall not elect to accept the offer, or if IPC shall accept the offer and then fail to purchase the Stock on or before the Payment Date, Meditrust may, prior to the expiration of six (6) months from the date of such offer by Meditrust, give or otherwise dispose of or transfer the Stock to the proposed transferee, and only to the proposed transferee, and at the price, and only at the price, if any, named in the offer, but not after the expiration of said six (6) months or to any other transferee or at any other price without again offering the Stock to IPC for purchase by it hereunder. Such failure by IPC to purchase the Stock following its acceptance of an offer shall not deprive Meditrust of any right or remedy arising out of such failure.

         (b) The restrictions on transfer contained in this Section 1 shall not be applicable to any transfer of Common Stock by Meditrust to any entity that is a direct or indirect subsidiary of Meditrust Corporation, provided however, that no such transfer under this subsection 1(b) may be made unless and until such transferees shall have become parties to and bound by this Right of First Refusal Agreement.

         (c) A pledge or hypothecation shall not be deemed a sale, transfer or other disposition for the purposes of this Section 1, provided that the pledgee shall agree to be bound by and subject to this Right of First Refusal Agreement upon any foreclosure or transfer pursuant to foreclosure under the pledge or hypothecation. If the pledge or hypothecation is foreclosed, any transfer pursuant to foreclosure shall be deemed a sale or transfer and shall be subject to this Right of First Refusal Agreement.

         (d) Any transfer, sale or disposition (or attempted transfer, sale or disposition) of any Shares which violates or fails to comply with this Section 1 shall be absolutely void and of no force or effect.

         2. Legend. Meditrust agrees that, during the term of this
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Right of First Refusal Agreement, it will cause each certificate representing
Shares to have noted thereon the following legend:

         "This certificate and the shares represented hereby are subject to a Right of First Refusal Agreement dated December 30, 1999, executed by and among Meditrust Mortgage Investments, Inc., Meditrust Corporation and IPC Advisors S.A.R.L. and to the restrictions and rights contained therein, a copy of which Right of First Refusal Agreement will be furnished by Meditrust Corporation to the holder of this certificate upon written request and without charge."

         3. Benefit and Binding Effect. This Right of First Refusal Agreement shall inure to the benefit of the respective representatives, successors and assigns of the parties hereto, and no other persons, and shall be binding upon such representatives, successors and assigns and all other persons having or claiming an interest in any Shares, whether by operation of law or otherwise.

         4. Termination. This Right of First Refusal Agreement, as the same may from time to time be amended, may be terminated at any time by an instrument in writing duly executed by Meditrust and IPC, or their respective successors, assigns and transferees, without any requirement for action by or on behalf of the Company. Unless sooner terminated pursuant to the provisions of the immediately preceding sentence, this Right of First Refusal Agreement shall continue until December 31, 2009; provided, however, that this Right of First Refusal Agreement shall terminate automatically upon the occurrence of any of the following events:

         (a) as a result of purchases made pursuant to this Right of First Refusal Agreement, Meditrust no longer owns any Shares;

         (b) a "Buyer Default" pursuant to and as defined in that certain Option Agreement of even date herewith by and among the Company, New Meditrust Company LLC and IPC;

         (c) an "Event of Default" pursuant to and as defined in that certain $7,811,054 Note of even date herewith from the Company and IPC to New Meditrust Company LLC;

         (d) the Company is liquidated and dissolved; or

         (e) the Company is adjudicated bankrupt or insolvent.
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         5. Additional Securities. (a) All references in this Right of First
Refusal Agreement to Shares shall be deemed to mean, and this Right of First Refusal Agreement shall be applicable to, all other securities which may from time to time hereafter come to the holders of record of the Shares as a result of any one or more stock or security reclassifications, changes, exchanges, dividends, splits, consolidations, subdivisions or combinations, or any one or more consolidations, mergers, recapitalizations or reorganizations affecting the Company or the holders of record of its stock or other securities, or any one or more sales or conveyances to another corporation of the properties of the Company as an entirety or substantially as an entirety, except for stock or other securities surrendered or canceled pursuant to any of same.

         6. Severability. If any term or condition of this Right of First Refusal Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Right of First Refusal Agreement, and such term or condition except to such extent or in such application, shall not be affected thereby, and each and every term and condition of this Right of First Refusal Agreement shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

         7. Waivers or Modifications. Neither this Right of First Refusal Agreement nor any term or condition hereof, including without limitation, the terms and conditions in this Section, may be waived in whole or in part or otherwise modified as against any party hereto, except by written instrument signed by the party sought to be charged hereunder expressly stating that it is intended to operate as a waiver or modification of this Right of First Refusal Agreement.

         8. Notices. Any notice, offer, acceptance, request, instruction or other document to be given, made or delivered under this Right of First Refusal Agreement shall be in writing (a "Notice"). Any Notice shall be (i) personally delivered, (ii) sent by certified mail, return receipt requested or (iii) sent by nationally recognized commercial overnight delivery service, with provision for a receipt, postage or delivery charges prepaid and, in each instance, sent simultaneously by facsimile transmission. Any Notice shall be deemed given when hand delivered, postmarked or placed in the possession of such mail or delivery service, as the case may be (provided, that, in each instance, a copy of such Notice was simultaneously sent by facsimile transmission) and shall be addressed as follows:
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if to Meditrust, to it at:

Meditrust Corporation
197 First Avenue
Needham, Massachusetts 02494
Fax: (781) 433-1290
Attention: President

with a copy simultaneously so sent to:

Meditrust Corporation
197 First Avenue
Needham, Massachusetts 02494
Fax: (781) 449-1530
Attention: General Counsel

and

Nutter, McClennen & Fish, LLP
One International Place
Boston, Massachusetts 02110-2699
(617) 973-9748
Attention: Marianne Ajemian, Esq.

if to IPC, to it at

IPC Advisors S.a.r.l.
38-40 Rue Saint Zithe
Luxembourg L-2763
Fax: 011352407804
Attention: J.B.Unsworth

with a copy simultaneously so sent to:

IPC Advisors S.a.r.l.
c/o Unsworth & Associates
Herengracht 483
1017 BT
Amsterdam, Netherlands
Fax: 011-31206232285
Attention: J.B. Unsworth

Goodman, Phillips and Vineburg
250 Yonge Street, Suite 2400
Toronto, Ontario
Canada M5B 2M6
Fax: (416) 979-1234
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Attn: Stephen Pincus, Esq.

or to such other address as any party hereto may designate by notice given as herein provided.

         9. Captions. The captions of the Sections of this Right of First Refusal Agreement are for convenience of reference only and shall not affect the meaning or interpretation of any of the provisions hereof.

         10. Governing Law. This Right of First Refusal Agreement shall be construed in all respects in accordance with the law of the Commonwealth of Massachusetts.

         11. Closing Dates. If any closing contemplated by this Right of First Refusal Agreement is, by the terms of this Right of First Refusal Agreement, scheduled to occur on (i) a Saturday, Sunday or statutory holiday in the State of New York or (ii) any of the first, second, seventh or eighth day of Passover, the first or second day of Shavuoth, the first or second day of Rosh Hashanah, Yom Kippur, the first or second day of Sukkoth, Shemini Azereth or Simchas Torah, the closing shall occur on the next day that is not such a day.

         12. Ownership. Meditrust hereby represents and warrants to IPC that the Shares are the only Common Stock or rights to acquire any equity securities of the Company held by Meditrust.

         WITNESS the execution hereof under seal as of the day and year first above written.

                                      MEDITRUST MORTGAGE INVESTMENTS, INC.
CORPORATE
SEAL                                  By: /s/ Michael S. Benjamin, Esq.
                                      Its : Senior Vice President


                                      MEDITRUST CORPORATION
CORPORATE
SEAL                                  By: /s/ Michael S. Benjamin, Esq.
                                      Its: Senior Vice President
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                                       IPC ADVISORS S.A.R.L.

CORPORATE
SEAL                                   By: /s/ J.B. Unsworth
                                       Its: Manager






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